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Contact:
Dean J. Paranicas/Investor and Media Relations
201-847-7102



               EDWARD J. LUDWIG TO BECOME BD CHAIRMAN OF THE BOARD
                             EFFECTIVE FEBRUARY 2002

         Franklin Lakes, NJ- (November 27, 2001)--The Board of Directors of BD (Becton, Dickinson and Company) (NYSE: BDX) announced today that it has elected Edward J. Ludwig Chairman of the Board, effective immediately following the Annual Meeting of Shareholders to be held on February 13, 2002. Mr. Ludwig will succeed Clateo Castellini, who will continue as a member of the Board.

         In addition to serving as Chairman, Mr. Ludwig, 50, also will continue as BD's President and Chief Executive Officer. He has been President since June 1999 and Chief Executive Officer since January 2000. Mr. Ludwig joined the Company in 1979, and has held a variety of business and corporate positions of increasing responsibility over his 22-year tenure with BD. Mr. Ludwig is a graduate of Holy Cross College and Columbia University Business School.

         "We are all very pleased to see Ed Ludwig assume expanded leadership responsibilities as Chairman of BD," said Mr. Castellini. "Ed possesses the vision, experience and values that are essential in this primary role. The decision to elect Ed Chairman reflects both the Board's and my confidence that Ed and his management team will continue to develop and implement effective strategies that transform BD into one of the highest-performing companies and enable it to continue making significant contributions to all peoples' lives. The Board and I are confident that Ed will fulfill his responsibilities as Chairman thoughtfully and effectively on behalf of all BD constituencies."

         BD is a leading global medical technology company that manufactures and sells a broad range of supplies, devices and systems for use by healthcare professionals, medical research institutions, industry and the general public.

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